Exhibit 10.5

AMENDMENT TWO

TO

DIRECTORY SERVICES AGREEMENT

This Amendment Two (this “Amendment”) is entered into as of  December 21, 2005 (the “Amendment Effective Date”), by and between Hawaiian Telcom Communications, Inc., a Delaware corporation (as successor in interest to Hawaiian Telcom Mergersub, Inc.) (hereinafter referred to as “Publisher”), and L. M. Berry and Company, a Georgia corporation (“Berry”), and is an amendment to the Directory Services Agreement (the “Directory Services Agreement”) made and entered into effective as of February 4, 2005, by and between Publisher and Berry.  All capitalized terms used herein but not defined herein will have the meanings assigned to them in the Directory Services Agreement.

1.             The definitions of Gross Print Advertising Sold and Gross Internet Advertising Sold in Schedule 8 are hereby modified to include Hawaii excise taxes regardless of whether the excise tax is separately billed to customers on the advertiser billing.

2.             Gross Print Advertising Revenues Sold for the 2005 Directories are stipulated by the parties to exceed $63 million for the purpose of determining the rate of base compensation as provided for in Schedule 8, Section 2.2.

3.             Gross Print Advertising Revenues Sold for the 2005 Directories, for the purpose of establishing the base for determining Incentive Compensation as provided for in Schedule 8, Section 2.2 will be stipulated to be $64,234,118.  Incentive Compensation shall be paid to Berry for 2006 Directories should the Gross Print and Internet Advertising Revenues Sold exceeds $68,067,668.  Incentive Compensation shall be paid to Berry for 2007 Directories should the Gross Print and Internet Advertising Revenues Sold exceeds $70,984,937.

4.             Publisher’s right of termination under Section 8.3(b) is hereby modified to apply only if Gross Print and Internet Advertising Revenues Sold for the 2007 Directories are less than $68,145,976.

5.             The parties further agree, notwithstanding any language to the contrary contained in the Agreement or any Schedule, print advertising rates for the 2006 Oahu directories shall be maintained at the same level as for the 2005 Oahu directories and print advertising rates for the 2007 Island directories (Maui, Kauai, and Hawaii) shall be maintained at the same level as for the 2006 Island directories, without regard to the previously included excise tax, and Hawaiian Telcom will add 4.166% to all print advertising billing beginning approximately April 2006 to incrementally assess state excise taxes.

COUNTERPARTS

This Amendment may be executed in any number of counterparts, but all such counterparts shall constitute but one agreement.

NO OTHER CHANGES

Except as expressly provided for in this Amendment, all of the terms, conditions and provisions of the Directory Services Agreement remain unaltered and are in full force and effect. The Directory Services Agreement and this Amendment shall be read and construed as one agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above written.

L. M. BERRY AND COMPANY		HAWAIIAN TELCOM
COMMUNICATIONS, INC.

/s/ Daniel J. Graham		/s/ Alan M. Oshima

By:	Daniel J. Graham	By:	Alan M. Oshima

Title:	President and CEO	Title:	SVP, General Counsel & Secretary